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Exhibit 14.1


                           GLOBAL RESOURCE CORPORATION

                                 CODE OF ETHICS

APPLICABILITY

This Code of Ethics applies to the Senior Financial Officers of Global Resource Corporation (the "Company") as required by the Sarbanes-Oxley Corporate Responsibility Act of 2002. The term "Senior Financial Officers" includes, but is not limited to, the

         o        President and Chief Executive Officer

         o        Treasurer and Chief Financial Officer

         o        Chief Accounting Officer and Controller

         o        Assistant Treasurers and Assistant Controllers

         o        Vice-President Finance, and

         o        Other designated Finance Employees

The above listed individuals (referred to herein as "Senior Financial Officers" or "you"), because of their roles and positions with the Company, have the responsibility for full, fair, accurate, timely and understandable financial disclosure and reporting to the Board of Directors, regulators and stockholders. This Code of Ethics, which is in addition to the Code of Conduct, which also applies to you, provides principles by which you are to conduct and perform your duties.

PRECEPTS

You shall:

         o adhere to the Code of Conduct and act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships and will encourage all those responsible to you to act with honesty and integrity so as to proactively promote ethical and honest behavior within the Company and all of its subsidiaries and divisions.

         o conduct your duties in accordance with all applicable laws, regulations and rules and encourage all those responsible to you to comply with those laws, regulations and rules.

         o recognize your personal responsibility for full, fair, accurate, timely and understandable reporting of the financial condition of the Company, which means that you will:


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         (i) promptly bring to the attention of the Audit Committee any material information of which you may become aware that affects the disclosures made by the Company in its public filings and statements, including press releases;

         (ii) promptly bring to the attention of the Audit Committee any information which you have concerning

                  (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, or

                  (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls;

         (iii) promptly bring to the attention of the Audit Committee and the Company's legal counsel any information which you may have concerning any violation of the Company's Code of Conduct, including any actual or apparent conflicts of interest between personal and business relationships;

         (iv) promptly bring to the attention of the Audit Committee and the Company's legal counsel any information which you may have concerning any violation of this Code of Ethics; and

         (v) promptly bring to the attention of the Audit Committee and the Company's legal counsel any information which you may have concerning any violation of the federal or state securities laws, rules or regulations or other laws, rules and regulations applicable to the Company or the operation of its business.

         o respect the confidentiality of information which you acquire in the course of your work, except when authorized or otherwise legally obligated to disclose, or pursuant to the Code of Conduct or this Code of Ethics

         o promote, where appropriate, contact by employees with the Audit Committee regarding any issues concerning improper accounting or financial reporting by the Company, without fear of retaliation.

PERFORMANCE OF YOUR DUTIES

You recognize that as a Senior Financial Officer you have the responsibility for full, fair, accurate, timely and understandable financial disclosure and reporting to the Board of Directors, regulators and stockholders. Accordingly you will work, and encourage those who are responsible to you, to provide such full, fair, accurate, complete, objective and timely financial disclosure and reporting to the Board of Directors, regulators and stockholders. As applicable to your duties, you will maintain all books and records, and reflect all transactions, accurately and completely.

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REPORTING VIOLATIONS

You will promptly report any violations of the Code of Conduct and this Code of Ethics which are observed or discovered by you to such persons as may be appropriate, including the Audit Committee and the Company's legal counsel.


PENALTIES FOR VIOLATION

All Senior Financial Officers are expected to adhere strictly to the Company's Code of Conduct and this Code of Ethics. Any violation by you of either Code will be subject to appropriate discipline, including written notice in your personnel file, censure or reprimand by the Board of Directors, demotion or reassignment, suspension with or without pay or benefits, and termination of employment. In addition, to the extent that your violation(s) of either Code (i) result in erroneous financial disclosures or (ii) are also a violation of applicable law, rule or regulation, you may be subject to suit by the Company and/or its stockholders as well as to civil or criminal proceedings brought by the Securities and Exchange Commission, state securities agencies or state Attorneys General.

AMENDMENT AND WAIVER

Only the Board of Directors may amend this Code of Ethics. Similarly, no waiver of any provision of this Code of Ethics may be made except by the Board of Directors. Accordingly, you should not rely on any purported amendment or waiver unless you are confident that it has been made by the Board of Directors. Any amendment or waiver will be reported and disclosed as required by law, rule or regulation.



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